Exhibit 3.1

CERTIFICATE OF AMENDMENT

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF NCS MULTISTAGE HOLDINGS, INC.

(Under Sections 228 and 242 of the

Delaware General Corporation Law)

NCS Multistage Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

FIRST. The Corporation filed its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 27, 2017 (as amended to date, the “Certificate of Incorporation”).

SECOND. The Board of Directors of the Corporation (the “Board of Directors”) adopted resolutions proposing to amend the Certificate of Incorporation, and the stockholders of the Corporation have duly approved the amendment.

THIRD. Pursuant to Sections 228 and 242 of the DGCL, this Certificate of Amendment amends Section 4.1 under Article IV of the Certificate of Incorporation and replacing such paragraph with the following two paragraphs:

4.1    Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 21,250,000 shares, of which (i) 11,250,000 shares shall be designated shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 10,000,000 shares shall be designated shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), with one such share of Preferred Stock hereby designated as the “Special Voting Share.” Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Certificate of Incorporation, each twenty (20) shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall, automatically and without any further action by the Corporation or the holder thereof, be reclassified, combined, converted and changed into one (1) validly issued, fully paid and nonassessable share of Common Stock. No fractional shares of Common Stock will be issued in connection with the reclassification of shares of Common Stock provided herein and instead of issuing such fractional shares, stockholders who otherwise would be entitled to receive fractional share interests of Common Stock shall be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined pursuant to this Amendment.

FOURTH. This Certificate of Amendment to the Certificate of Incorporation of the Corporation was submitted to the stockholders of the Corporation and was approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

FIFTH. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

SIXTH. This Certificate of Amendment to the Certificate of Incorporation of the Corporation shall become effective on December 1, 2020.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed on its behalf on November 25, 2020.

NCS Multistage Holdings, Inc.

By:	/s/ Ori Lev
Name:	Ori Lev
Title:	Executive Vice President, General Counsel and Secretary